UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/22/2007

Pennsylvania Real Estate Investment Trust
(Exact name of registrant as specified in its charter)

Commission File Number:  1-6300

Pennsylvania	23-6216339
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

The Bellevue, 200 South Broad Street, Philadelphia, PA 19102
(Address of principal executive offices, including zip code)

215-875-0700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Pennsylvania Real Estate Investment Trust (the "Company") has called for redemption, and on July 31, 2007 (the "Redemption Date") expects to redeem, all of its outstanding 11% Non-Convertible Senior Preferred Shares (NYSE: PEI PRA) for an aggregate cash redemption amount of $129.9 million, plus accrued and unpaid dividends to but not including the Redemption Date. The Company anticipates borrowing under its Credit Facility to fund the amount to be delivered to holders.

In accordance with the Designating Amendment to Trust Agreement Designating the Rights, Preferences, Privileges, Qualifications, Limitations and Restrictions of the Preferred Shares, the Company gave notice of redemption by means of publication in a newspaper of general circulation in the City of New York on June 15, 2007 and June 22, 2007, and by mail on June 15, 2007 to holders of record of the preferred shares. A copy of the Notice of Redemption is attached as an exhibit to this report.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

99.1        Notice of Redemption of the Company's 11% Non-Convertible Senior Preferred Shares

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pennsylvania Real Estate Investment Trust

Date: June 22, 2007	By:	/s/ Bruce Goldman
Bruce Goldman
Executive Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Notice of Redemption of the Company's 11% Non-Convertible Senior Preferred Shares